Exhibit (a)(5)(ii)

SL Industries, Inc. Announces Preliminary Results Of Its Tender Offer To Repurchase
Up To $20 Million Of Shares Of Common Stock

MT. LAUREL, N.J., April 24, 2015 — SL Industries, Inc. (NYSE MKT: SLI) (the “Company”) today announced the preliminary results of its modified “Dutch auction” tender offer, which expired at 12:00 Midnight, New York City Time, on April 23, 2015.

Based on the preliminary analysis by the depositary, an aggregate of 160,334 shares were properly tendered and not withdrawn, including shares that were tendered through notice of guaranteed delivery, at prices at or below $42.00.  Accordingly, pursuant to the terms of the Offer to Purchase, the Letter of Transmittal and applicable securities laws, the Company expects to accept for payment up to an aggregate of 160,334 shares of its common stock at a purchase price of $42.00 per share.

The tender offer was made pursuant to an Offer to Purchase and Letter of Transmittal, each dated March 27, 2015.

The number of shares to be purchased in the tender offer and the price per share are preliminary. The determination of the final number of shares to be purchased is subject to confirmation by the depositary of the proper delivery of the shares properly tendered and not withdrawn.  The actual number and percentage of outstanding shares properly tendered and not withdrawn, the final price per share for shares purchased in the tender offer and the number of shares of the Company’s common stock that will be outstanding after payment for the tendered shares will be announced promptly following the completion of the confirmation process.  Payment for the shares accepted for purchase will occur promptly thereafter. Payment for shares will be made in cash, without interest.

The information agent for the offer is MacKenzie Partners, Inc. and the depositary for the offer is American Stock Transfer & Trust Company.  All questions and requests for information about the offer should be directed to MacKenzie Partners, Inc. at (800) 322-2885 or tenderoffer@mackenziepartners.com.

About SL Industries

SL Industries, Inc., designs, manufactures and markets power electronics, motion control, power protection, and power quality electromagnetic equipment that is used in a variety of medical, commercial and military aerospace, solar, computer, datacom, industrial, and telecom applications. For more information about SL Industries, Inc. and its products, please visit the Company’s web site at www.slindustries.com.

Forward-Looking Statements

This press release contains certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that reflect the Company’s current expectations and projections about its future results, performance, prospects, and opportunities. The Company has tried to identify these forward-looking statements by using words such as “may,” “should,” “expect,” “hope,” “anticipate,” “believe,” “intend,” “plan,” “estimate,” and similar expressions. These forward-looking statements are based on information currently available to the Company and are subject to a number of risks, uncertainties, and other factors that could cause its actual results, performance, prospects, or opportunities to differ materially from those expressed in, or implied by, these forward-looking statements. These factors include, without limitation: the effectiveness of the cost reduction initiatives undertaken by the Company, changes in demand for the Company’s products, product mix, the timing of customer orders and deliveries, the impact of competitive products and pricing, constraints on supplies of critical components, excess or shortage of production capacity, difficulties encountered in the integration of acquired businesses and other risks discussed from time to time in the Company’s Securities and Exchange Commission filings and reports. In addition, such statements could be affected by general industry and market conditions and growth rates, and general domestic and international economic conditions. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable and achievable, such statements involve significant risks and uncertainties, and no assurance can be given that the actual results will be consistent with these forward-looking statements. Except as otherwise required by Federal securities laws, the Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changed circumstances, or any other reason.

Contact:

MacKenzie Partners, Inc.

800-322-2885